Exhibit 2.16

RIO NOVO GOLD INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2017

[EXPRESSED IN UNITED STATES DOLLARS]

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Introduction

The following management’s discussion and analysis [“MD&A”] of the financial condition and results of the operations of Rio Novo Gold Inc. [“Rio Novo” or the “Company”] constitutes management’s review of the factors that affected the Company’s financial and operating performance for the three and nine months ended September 30, 2017. This MD&A was written to comply with the requirements of National Instrument 51-102 – Continuous Disclosure Obligations. This discussion should be read in conjunction with the audited annual consolidated financial statements of the Company for the years ended December 31, 2016 and 2015, together with the notes thereto, and the unaudited condensed interim consolidated financial statements for the three and nine months ended September 30, 2017, together with the notes thereto. Results are reported in United States dollars, unless otherwise noted. The Company’s unaudited condensed interim consolidated financial statements and the financial information contained in this MD&A are prepared in accordance with International Financial Reporting Standards [“IFRS”] as issued by the International Accounting Standards Board [“IASB”] and interpretations of the IFRS Interpretations Committee. The unaudited condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting. Accordingly, they do not include all of the information required for full annual financial statements required by IFRS. Information contained herein is presented as of November 9, 2017, unless otherwise indicated.

Further information about the Company and its operations is available on SEDAR at www.sedar.com.

Cautionary Note Regarding Forward-Looking Information

This MD&A contains certain forward-looking information and forward-looking statements, as defined in applicable securities laws [collectively referred to herein as “forward-looking statements”]. These statements relate to future events or the Company’s future performance. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “continues”, “forecasts”, “projects”, “predicts”, “intends”, “anticipates” or “believes”, or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those anticipated in such forward-looking statements. The forward-looking statements in this MD&A speak only as of the date of this MD&A or as of the date specified in such statement. The following table outlines certain significant forward-looking statements contained in this MD&A and provides the material assumptions used to develop such forward-looking statements and material risk factors that could cause actual results to differ materially from the forward- looking statements.

Forward-looking statements	Assumptions	Risk factors
The Company will be able to continue its business activities	The Company has anticipated all material costs and the operating activities of the Company, and such costs and activities will be consistent with the Company’s current expectations; the Company will be able to obtain shareholder loans or equity funding when required	Unforeseen costs tot he Company will arise; any particular operating cost increase or decrease from the date of the estimation;default on property payments; and capital markets not being favorable for funding and/or related parties discontinue funding the Company resulting in the Company not being able to obtain financing when

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

required or on acceptable terms
The Company will be able to carry out anticipated business plans	The operating activities of the Company for the nine months ended December 31, 2017, will be consistent with the Company’s current expectations	Sufficient funds not being available; increases in costs; the Company may be unable to retain key personnel
Asset values as at September 30, 2017	Management’s belief that no write- down is required for its plant and equipment and exploration and evaluation assets in Brazil due to the Company’s anticipated financing [debt or equity, or a combination of both] to implement planned work programs on the Company’s projects and the beneficial impact of the devaluation of the Brazilian currency and the effect this has on project cost structures	If the Company does not obtain equity or debt financing on terms favorable to the Company or at all, a decline in asset values that could be deemed to be other than temporary, may result in impairment losses
Prices and price volatility for gold	The price of gold will be favorable; debt and equity markets, interest and exchange rates and other economic factors which may impact the price of gold will be favorable	Changes in debt and equity markets and the spot price of gold; interest rate and exchange rate fluctuations; changes in economic and political conditions

Inherent in forward-looking statements are risks, uncertainties and other factors beyond the Company’s ability to predict or control. Please also make reference to those risk factors referenced in the “Risk Factors” section below. Readers are cautioned that the above chart does not contain an exhaustive list of the factors or assumptions that may affect the forward-looking statements, and that the assumptions underlying such statements may prove to be incorrect. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this MD&A.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any of its future results, performance or achievements expressed or implied by forward-looking statements. All forward-looking statements herein are qualified by this cautionary statement. Accordingly, readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements whether as a result of new information or future events or otherwise, except as may be required by law. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements, unless required by law.

Company Business

Rio Novo was incorporated on January 4, 2008 under the name Ferdi Investments Inc. pursuant to the BVI Business Companies Act, 2004 [the “BVI Act”]. The Company changed its name to Rio Novo Holdings S.A. on May 14, 2008 and to Rio Novo Gold Inc. on January 5, 2010. The Company’s registered office is located at the Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands. The Company maintains operating offices at Av das Americas 8445, sala 517, Edificio Barra Tower, Barra da Tijuca, Rio de Janeiro, Brazil and Cra 19 N° 72-61, Urb. Santa Clara, Manizales,

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Colombia; and has a corporate office at The Canadian Venture Building, 82 Richmond Street East, Toronto, Ontario, M5C 1P1. As at the date of this MD&A, the Company is controlled by Northwestern Enterprises Ltd. [“Northwestern”].

In this MD&A, references to the Company also include the Company’s subsidiaries, as the context requires.

The following diagram sets forth the intercorporate relationships between the Company and its subsidiaries as at September 30, 2017, together with the jurisdiction of incorporation of each such entity:

Rio Novo is focused on the exploration and development of gold properties in Brazil and Colombia. The Company has measured & indicated resources of 1,191,252 oz. and 1,464,831 inferred oz. of gold at two projects in Brazil [Almas Gold Project and Matupá Gold Project [former Guarantã Gold Project]] and one in Colombia [Tolda Fria Gold Project]. In particular, the Almas Gold Project has measured & indicated resources of 839,033 oz. and 496,131 inferred oz. of gold, the Matupá Gold Project [former Guarantã Gold Project] has measured & indicated resources of 347,400 oz. and 21,700 inferred oz. of gold and the Tolda Fria Gold Project has measured & indicated resources of 4,819 oz. and 947,000 inferred oz. of gold.

Both the Almas Gold Project, located in Tocantins State, and the Matupá Gold Project [former Guarantã Gold Project], located in Mato Grosso State, enjoy established infrastructure, including paved highways, main grid power, cellular phone service and nearby towns in mining friendly jurisdictions. The Almas Gold Project is also permitted for construction. The Almas and Matupá Gold Projects were previously owned by Vale S.A. [“Vale”], a major Brazilian mining company [formerly Companhia Vale do Rio Doce].

The Almas Gold Project consists of three deposits [Paiol, Vira Saia and Cata Funda] and several exploration targets including: Nova Prata/Espinheiro, Jacobina and Morro do Carneiro. Of these, only the three deposits have seen significant exploration work. From 1996-2001, Vale operated an open-pit mine and heap leach operations that produced almost 87,000 ounces from 2.0 million tonnes [Mt] ore from the Paiol deposit, but operations were suspended due to the low gold prices in 2001. All installations were dismantled and disposed of and the area rehabilitated.

The Matupá Gold Project consists of one deposit [“the X1 deposit”] and several exploration targets [the Matupá, Guarantã Ridge, V4, V5, V6, and Fuscão targets]. In 2007, the prior owner of the Matupá Gold Project commenced an exploration program, the majority of which concentrated on drilling the X1 deposit

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

to develop measured and indicated resources. The program continued into 2008 and was assumed by the Company when it acquired the project in early 2010. During the period of 2010-2011, the Company carried out additional drilling at the X1 deposit and started preliminary internal studies to define a geological resource and to investigate the deposit’s metallurgical characteristics.

The Tolda Fria Gold Project, located in Caldas State, Colombia, was acquired by the Company in May 2011.

Each of the Brazilian properties, comprising the initial Almas Gold property covering 15,324 hectares or about 17% of the land position of the Almas Gold Project, and the Matupá Gold Project, other than the Matupá target and two additional claims [866.618/2011 and 866.219/2011], is subject to a 1.2% net smelter return royalty payable to Mineração Santa Elina Industria e Comercio S/A.

Due to the extremely difficult market environment from 2013 to 2016 and into 2017, funding has been very difficult for junior exploration companies such as Rio Novo. As a result, Rio Novo’s exploration and development activities were suspended in the second quarter of 2013 and remained in suspension at the date of this MD&A.

Corporate costs have been reduced to extremely low levels. Rio Novo plans to fund its low cost corporate activities from its available cash, as well as from future anticipated financings, by either the issue of debt or securities. In this respect, the following transactions have occurred from January 1, 2017 to the date of this MD&A:

Promissory notes

[a]  On January 27, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $230,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on July 27, 2017. Interest on the $230,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[b]  On March 15, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $118,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on September 15, 2017. Interest on the $118,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[c]  On April 7, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $132,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on October 7, 2017. Interest on the $132,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[d]  On April 28, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $173,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on October 28, 2017. Interest on the $173,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[e]  On June 6, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $157,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on December 6, 2017. Interest on the $157,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

[f]  On July 12, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $117,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on January 11, 2018. Interest on the $117,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[g]  On August 9, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $119,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on February 8, 2018. Interest on the $119,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[h]  On September 6, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $139,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on March 8, 2018. Interest on the $139,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

A summary of all outstanding promissory notes as at November 9, 2017 is outlined below:

Amount ($)	Lender	Due
67,968	Northwestern	November 10, 2017 [*]
307,199	Northwestern	November 10, 2017 [*]
115,000	Northwestern	June 9, 2017 [**]
33,000	Northwestern	August 12, 2017 [**]
41,000	Northwestern	September 1, 2017 [**]
32,000	Northwestern	September 23, 2017 [**]
112,965	Northwestern	May 15, 2017 [**]
77,220	Northwestern	June 20, 2017 [**]
780,000	Northwestern	June 21, 2017 [**]
230,000	Northwestern	July 27, 2017 [**]
118,000	Northwestern	September 15, 2017 [**]
132,000	Northwestern	October 7, 2017 [**]
173,000	Northwestern	October 28, 2017 [**]
157,000	Northwestern	December 6, 2017
117,000	Northwestern	January 11, 2018
119,000	Northwestern	February 8, 2018
139,000	Northwestern	March 8, 2018
2,751,352

[*] Extended from May 10, 2017 to November 10, 2017.

[**] Extension of the due dates of the promissory notes are being negotiated with Northwestern. There is no guarantee that such negotiations will result in the Company extending the due dates of the promissory notes.

All promissory notes are unsecured and have an interest rate of 5.397% per annum. As at September 30, 2017, all promissory notes are payable to Northwestern.

As at September 30, 2017, aggregate interest expense related to the promissory notes referred to in the schedule above amounted to $185,377 [December 31, 2016 - $97,426] and this amount is included in accounts payable and other liabilities.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Deferred share units [“DSUs”] and stock option activity

[a]  On January 25, 2017, the Company granted 160,054 DSU's to directors of the Company.

[b]  On February 3, 2017, at a special meeting of shareholders, shareholders approved amendments to the DSU Plan that provide the Company with the ability to settle DSUs by issuing ordinary shares from treasury.

[c] On February 17, 2017, 490,000 stock options exercisable at $0.80 expired unexercised.

[d] During Quarter 2, 1,033,611 DSUs held by former Chief Executive Officer [“CEO”] were cancelled.

[e] During Quarter 3, 649,132 DSUs held by former employees were settled for cash.

Ordinary share activity

[a]  On January 6, 2017, Rio Novo completed a non-brokered private placement of 15,000,000 ordinary shares of the Company to Northwestern, at an issue price of Cdn.$0.085 per ordinary share for an aggregate subscription amount of Cdn.$1,275,000 [or $951,422].

This private placement has been made pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into between the Company and Northwestern. The number of ordinary shares to be issued is equal to 9.9% of the currently outstanding ordinary shares. The full subscription amount has been applied to satisfy an equal principal amount owing by the Company to Northwestern, as follows:

(i)	the promissory note dated August 19, 2015 in the principal amount of $65,000;

(ii)	the promissory note dated February 26, 2016 in the principal amount of $95,000;

(iii)	the promissory note dated March 6, 2015 in the principal amount of $200,000;

(iv)	the promissory note dated October 10, 2014 in the principal amount of $150,000;

(v)	the promissory note dated April 20, 2016 in the principal amount of $90,617;

(vi)	the promissory note dated April 17, 2015 in the principal amount of $200,000;

(vii)	the promissory note dated October 20, 2015 in the principal amount of $150,000; and

(vii)	$805 of the principal amount owing under the promissory note dated May 5, 2016 in the principal amount of $68,773 issued by the Company and held by Northwestern.

[b] On February 15, 2017, Rio Novo completed a non-brokered private placement of 12,271,763 ordinary shares of the Company to Adair Investments Ltd. [“Adair”], a private Bahamas based company, at an issue price of Cdn.$0.12 per share, for an aggregate subscription amount of Cdn.$1,472,612 [$1,125,517].

The funds will be used for working capital and to make the $1 million payment on the option acquisition agreements of the Vira Saia and Nova Prata exploration licenses, which was completed on February 20, 2017.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Property payments

On August 4, 2016, the Company entered into an amended agreement of the Vira Saia and Nova Prata exploration licences requiring payment of $1,000,000 by January 31, 2017 for prior year payments which has been included in accounts payable and other liabilities at December 31, 2016. On February 20, 2017, the Company made this payment and the agreement is in good standing.

An additional payment of $1,000,000 is payable 12 months after the commencement of production in the area of the Matupá prospect exploration license. Also, if the Company does not reach production on the Almas Gold Project by July 25, 2017, additional annual payments of $400,000 will be due until the project reaches production. Rio Novo senior management has negotiated and signed a second amendment to the original 2011 agreement. The second amendment modifies the date of the $400,000 payment scheduled for July 25, 2017 to the new due date of October 25, 2017. The remaining payment conditions in the agreement are unaltered. Rio Novo is in discussions for an additional extension of 90 days on the $400,000 payment due on October 25, 2017.

If the Company does not maintain its interest in the underlying properties, material write-downs would be required.

On June 30, 2017, the Company announced that it has been advised that a first instance decision has been made by the Administrative Tribunal in Caldas State, Colombia in the class action proceeding commenced in 2011 by the Society of Public Improvements against the Colombian Ministry of Mines and Energy. The decision temporarily suspends activities in an area that includes the Company’s Tolda Fria project.

The Tolda Fria project has valid title from the National Mining Agency and holds the required environmental permit from Corpocaldas, the pertinent environmental regulatory agency. The Company and local counsel are reviewing the decision to determine the next course of action to pursue.

Technical Reports

The Almas Gold Project's Technical Report [the “Almas Technical Report”], entitled “Feasibility Study Technical Report for the Almas Gold Project, Almas Municipality, Tocantins, Brazil”, has been prepared by Runge Pincock Minarco [“RPM”]. The Almas Technical Report, which is compliant with National Instrument 43-101 [“NI 43-101”], has an effective date of August 9, 2016 and is available under the Company's profile on SEDAR at www.sedar.com and on the Company's website at www.Rnovogold.com.

In addition, for detailed information on the Tolda Fria Gold Project please refer to the technical report dated May 31, 2011, entitled “NI 43-101 Technical Report on the Toldafria Project, Manizales, Colombia” prepared by William J. Crowl, R.G., and Donald Hulse, P.E., of Gustavson Associates, LLC, which is available on SEDAR at www.sedar.com and on the Company's website at www.Rnovogold.com.

Corporate Update

At September 30, 2017, the Company had assets of $79,550,512 and shareholders’ equity of $66,596,399. This compares with assets of $78,909,746 and shareholders’ equity of $64,992,581 at December 31, 2016. At September 30, 2017, the Company had $4,750,113 of current liabilities, compared to $5,300,165 of current liabilities at December 31, 2016.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

At September 30, 2017, the Company had a working capital deficiency of $4,582,402, compared to a working capital deficiency of $5,206,807 at December 31, 2016. The Company had cash and cash equivalents of $13,536 at September 30, 2017, compared to $40,609 at December 31, 2016, a decrease of $27,073, due to loans from Northwestern and security issuances which were offset by ongoing operating costs, care and maintenance charges and the payment for the outstanding balance for the Vira Saia and Nova Prata exploration licences. Loans provided by Northwestern generating proceeds of $1,185,000. See “Company Business” above. The Company requires additional funding to continue operations.

The Company is maintaining three key senior employees, Patrick Panero [President/CEO], Carmelo Marrelli [Chief Financial Officer [“CFO”]] and Jose Rangel – VP Controller and Treasurer, and four junior staff members required for security and public reporting purposes.

There is no assurance that Northwestern will continue to fund the day-to-day operations of Rio Novo until a debt or equity transaction is completed.

General Update – Almas Gold Project

The Company is maintaining the Almas Gold Project on a care and maintenance basis until a financing is completed.

General Update – Other Projects

Rio Novo did not carry out any significant work on its other projects during the three and nine months ended September 30, 2017 and is maintaining these projects on a care and maintenance basis.

Budgeted Expenditures – Exploration and Project Development

At the date of this MD&A, the Company does not have sufficient funds to finance its various projects. Management continues to pursue strategic alternatives for financing but this is proving to be quite difficult in the current market environment. There can be no assurance that additional financing or shareholder loans, if and when required, will be available or on terms acceptable to the Company.

Trends

Although there can be no assurance that additional funding will be available to the Company, management is of the opinion that the gold price will be favourable and hence, it may be possible to obtain additional funding for its projects. However, the Company remains cautious in case the economic factors that impact the mining industry deteriorate. Currently, access to capital to fund small companies, such as Rio Novo, is practically non-existent. As a result, the Company’s projects have been put on care and maintenance until a financing or debt transaction can be completed.

It is important to note that the devaluation of the Brazilian R$ relative to the US$ may have an effect on the economics of the Company’s projects. Devaluation of local currency affects both capital expenditures and operating costs. In addition, it is now clear that market conditions for the mining industry were overheated at the time of the completion of the Definitive Feasibility Study for the Almas Project in 2013 and that there has been a significant reduction in activity in the mining sector. Rio Novo is studying the effect that this has on project economics and will determine if these effects warrant new strategies for project implementation.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

The Company’s long-term goal remains to become a producer of gold from its Almas gold mine. The property enjoys established infrastructure in a mining friendly jurisdiction and has completed the related Feasibility Study Technical Report for the Almas Gold Project in August 2016. As soon as financial conditions allow, the Company intends to continue exploration activities on two of its other properties [the Matupá Gold Project in Brazil and the Tolda Fria Gold Project in Colombia].

The Company’s near term goals are to continue to develop its various projects.

Apart from these and the risk factors noted under the heading “Risk Factors”, management is not aware of any other trends, commitments, events or uncertainties that would have a material effect on the Company’s business, financial condition or results of operations.

Discussion of Operations

Nine months ended September 30, 2017, compared to the nine months ended September 30, 2016

During the nine months ended September 30, 2017, the Company had no operating revenues and reported a net loss of $495,772 with basic and diluted loss per share of $0.00. That compares to a net income of $4,872,471, with basic and diluted income per share of $0.03 in the comparable period of 2016. The increase of $5,368,243 in net loss can be attributed to:

•	Salaries and benefits amounted to $193,988 for the nine months ended September 30, 2017, compared to $932,890 for the comparative period in 2016. The decrease of $738,902 is mainly attributable to lower DSU compensation to current and former directors and officers of the Company. DSUs are marked to market at each reporting date and the cumulative change is charged to salaries and benefits.

•	Professional fees amounted to $308,512 for the nine months ended September 30, 2017, compared to $217,447 for the comparative period in 2016. The increase of $91,065 is attributable to increased corporate activity requiring consulting, legal and business development services from non-related service providers to the Company.

•	Travel expense increased by $13,240 during the nine months ended September 30, 2017, compared with the same period in 2016. This increase was primarily due to higher management travel costs to increase Rio Novo’s investor profile. These activities were minimal in 2016.

•	Differences in foreign exchange resulted in a loss of $72,273 during the nine months ended September 30, 2017, compared to a loss of $52,287 during the same period in 2016, attributable to US dollar, Brazilian real and Colombian peso exchange rate fluctuations.

•	Interest and other expense decreased by $52,899 during the nine months ended September 30, 2017, compared with the same period in 2016, reflecting a decline in invested funds from previous financings and accrued interest on loans provided by Northwestern.

•	Income tax recovery decreased to $413,000 during the nine months ended September 30, 2017 [nine months ended September 30, 2016 – income tax recovery of $6,447,000]. Under IFRS deferred taxes are recognized on differences related to non-monetary assets and liabilities that are measured in the local currency for tax purposes. As a result of significant foreign exchange fluctuations in the Brazilian real, a large deferred tax liability is being recognized on exploration and evaluation assets and plant and equipment located in Brazil.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

•	All other expenses related to general working capital purposes.

Three Months ended September 30, 2017, compared to the three months ended September 30, 2016

During the three months ended September 30, 2017, the Company had no operating revenues and reported net income of $531,410 with basic and diluted income per share of $0.00. That compares to a net loss of $452,928, with basic and diluted loss per share of $0.00 in the comparable period of 2016. The increase of $984,338 in net income can be attributed to:

•	Salaries and benefits amounted to $7,662 for the three months ended September 30, 2017, compared to $174,148 for the comparative period in 2016. The decrease of $166,486 is mainly attributable to lower DSU compensation to current and former directors and officers of the Company. DSUs are marked to market at each reporting date and the cumulative change is charged to salaries and benefits.

•	Professional fees amounted to $98,868 for the three months ended September 30, 2017, compared to $103,498 for the comparative period in 2016. The marginal decrease of $4,630 is attributable to decreased corporate activity requiring consulting, legal and business development services from non-related service providers to the Company.

•	Travel expense marginally increased by $664 during the three months ended September 30, 2017, compared with the same period in 2016.

•	Differences in foreign exchange resulted in a loss of $60,262 during the three months ended September 30, 2017, compared to income of $9,793 during the same period in 2016, attributable to US dollar, Brazilian real and Colombian peso exchange rate fluctuations.

•	Interest and other expense decreased by $17,152 during the three months ended September 30, 2017, compared with the same period in 2016, reflecting a decline in invested funds from previous financings and accrued interest on loans provided by Northwestern.

•	Income tax recovery increased to $778,000 during the three months ended September 30, 2017 [three months ended September 30, 2016 – income tax expense of $80,000]. Under IFRS deferred taxes are recognized on differences related to non-monetary assets and liabilities that are measured in the local currency for tax purposes. As a result of significant foreign exchange fluctuations in the Brazilian real, a large deferred tax liability is being recognized on exploration and evaluation assets and plant and equipment located in Brazil.

•	All other expenses related to general working capital purposes.

Liquidity and Capital Resources

The Company does not generate cash from mining operations. In order to fund its exploration work and administrative activities, the Company is dependent upon financing through the issuance of shares or debt sources. From January 1, 2017 to September 30, 2017, the Company received funding aggregating $1,185,000 from Northwestern. Cumulative funding at September 30, 2017 owed to Northwestern amounted to $2,751,352. Northwestern is also considered a related party. See “Company Business” above.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

On February 15, 2017, Rio Novo completed a non-brokered private placement of 12,271,763 ordinary shares of the Company to Adair, a private Bahamas based company, at an issue price of Cdn.$0.12 per share, for an aggregate subscription amount of Cdn.$1,472,612 [$1,125,517].

The Company’s aggregate operating, investing and financing activities during the nine months ended September 30, 2017 resulted in a net cash position of $13,536 [$40,609 at December 31, 2016] and a working capital deficit of $4,582,402 [working capital deficit of $5,206,807 at December 31, 2016]. In total, the Company’s shareholders’ equity at September 30, 2017, was $66,596,399, an increase of $1,603,818 from the balance of December 31, 2016, mainly as a result of the net loss for the nine months ended September 30, 2017 of $495,772, shares for debt of $951,422 and private placement of $1,125,517.

At the date of this MD&A, the Company will continue to monitor its cash outflows until financing is sourced. Until such financing is arranged, the Company has minimized all costs, to the extent possible. The Company’s use of cash is currently and is expected to continue to be focused on funding of its general corporate expenditures.

The Company’s total current liabilities at September 30, 2017 include accounts payable to suppliers and other liabilities of $1,998,761 [$2,782,391 at December 31, 2016]. Loans payable to Northwestern amounted to $2,751,352 [$2,517,774 at December 31, 2016]. The Company’s cash and cash equivalents at September 30, 2017 of $13,536 is not sufficient to satisfy its accounts payable and other liabilities. As a result, the Company will limit its corporate expenses, defer payments where possible and sell certain assets, if necessary.

Based on the current rate of expenditure, Rio Novo will require additional sources of cash in order to pay overdue debts and cover corporate costs for the next 12 months. As a result, the Company continues to seek financing. There is no assurance that a financing can be raised upon terms acceptable to the Company or at all. See “Risk Factors” below. Given current market conditions for Rio Novo this may be a challenge. Inability to obtain financing may result in a decline in asset values that could be deemed to be other than temporary and may result in impairment losses.

Critical Accounting Estimates

The preparation of quarterly and yearly consolidated financial statements in conformity with IFRS requires the Company’s management to make judgments, estimates and assumptions about future events that affect the amounts reported in the unaudited condensed interim consolidated financial statements and related notes to the financial statements. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may differ from those estimates.

The areas which require management to make significant judgments, estimates and assumptions in determining carrying values include, but are not limited to:

Assets’ carrying values and impairment charges

In the determination of carrying values and impairment charges, management looks at the higher of recoverable amount or fair value less costs to sell in the case of assets and at objective evidence, significant or prolonged decline of fair value on financial assets indicating impairment. These determinations and their individual assumptions require that management make a decision based on the best available information at each reporting period.

Page | 12

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Capitalization of exploration and evaluation costs

Management has determined that exploration and evaluation costs incurred during the period have future economic benefits and are economically recoverable. In making this judgment, management has assessed various sources of information including but not limited to the Company's technical report for the positive Feasibility Study provided by RPM dated August 9, 2016 for the Almas Gold Project, geologic and metallurgic information, proximity of operating facilities, operating management expertise and existing permits.

Mineral reserve estimates

The figures for mineral reserves and mineral resources are determined in accordance with NI 43-101, “Standards of Disclosure for Mineral Projects”, issued by the Canadian Securities Administrators. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources, including many factors beyond the Company’s control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Differences between management’s assumptions including economic assumptions such as metal prices and market conditions could have a material effect in the future on the Company’s financial results.

Impairment of exploration and evaluation assets

While assessing whether any indications of impairment exist for exploration and evaluation assets, consideration is given to both external and internal sources of information. Information the Company considers include changes in the market, the economic and legal environment in which the Company operates that are not within its control and affect the recoverable amount of exploration and evaluation assets. Internal sources of information include the manner in which exploration and evaluation assets are being used or are expected to be used and indications of expected economic performance of the assets. Estimates include but are not limited to estimates of the discounted future after-tax cash flows expected to be derived from the Company’s mining properties, costs to sell the properties and the appropriate discount rate. Reductions in metal price forecasts, increases in estimated future costs of production, increases in estimated future capital costs, reductions in the amount of recoverable mineral reserves and mineral resources and/or adverse current economics can result in a write-down of the carrying amounts of the Company’s exploration and evaluation assets.

Income and other taxes and recoverability of potential deferred tax assets

The Company is subject to income and other taxes in various jurisdictions. Significant judgment is required in determining the Company’s provisions for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. The determination of the Company’s income and other tax liabilities requires interpretation of complex laws and regulations often involving multiple jurisdictions. The Company’s interpretation of taxation law as applied to transactions and activities may not coincide with the interpretation of the tax authorities. All tax filings are subject to audit and potential reassessment subsequent to the financial statement reporting period. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the tax related accruals and deferred income tax provisions in the period in which such determination is made. All estimates for value added and withholding taxes have been included in accounts payable and other liabilities.

Page | 13

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Share-based payments

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the market-based and performance-based non-vested share awards are determined at the date of grant using generally accepted valuation techniques. Assumptions are made and judgment used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price, expected dividend yield, future employee turnover rates and future employee stock option exercise behaviours and corporate performance. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

Off-Balance-Sheet Arrangements

As of the date of this filing, the Company does not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the financial performance or financial condition of the Company, including, and without limitation, such considerations as liquidity and capital resources.

Outstanding Share Data

As of the date of this MD&A, the Company had 178,754,016 issued and outstanding ordinary shares. At the date of this MD&A, the Company had 2,910,000 stock options outstanding, each entitling the holder to acquire one ordinary share.

In addition, the Company issued a total of 6,040,061 DSUs as compensation for directors in lieu of cash and severance for employees of the Company who were terminated.

Disclosure Controls and Procedures

Management has designed and evaluated the effectiveness of the Company’s disclosure controls and procedures and the internal controls on financial reporting and has concluded that, based on its evaluation, they are sufficiently effective as of September 30, 2017, to provide reasonable assurance that material information relating to the Company and its consolidated subsidiaries is made known to management and disclosed in accordance with applicable securities regulations.

Internal Controls over Financial Reporting [“ICFR”]

Management is responsible for certifying the design of the Company’s ICFR as required by Multilateral Instrument 52-109 – “Certification of Disclosure in Issuers’ Annual and Interim Filings” and CSA staff notice 52-316 – “Certification of Design of Internal Control over Financial Reporting”. The Company’s ICFR are intended to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with applicable accounting standards. ICFR should include those policies and procedures that establish the following:

•	maintenance of records in reasonable detail that accurately and fairly reflect the transactions and dispositions of the Company’s assets;
•	reasonable assurance that transactions are recorded as necessary to permit preparation of the unaudited condensed interim consolidated financial statements in accordance with applicable accounting standards;
•	receipts and expenditures are only being made in accordance with authorizations of management and the Board of Directors; and

Page | 14

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

•	reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the unaudited condensed interim consolidated financial statements.

Because of their inherent limitations, ICFR may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management, including the CEO and CFO, have evaluated the design of the Company’s internal controls over financial reporting as of September 30, 2017, pursuant to the requirements of Multilateral Instrument 52-109. Management follows the Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission [COSO]. The Company has designed appropriate ICFR for the nature and size of its business, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements for external purposes in accordance with applicable accounting standards.

There have been no changes in ICFR during the three and nine months ended September 30, 2017, that have materially affected, or are reasonably likely to materially affect, the Company’s ICFR.

Change in Accounting Policies

Not applicable

New Standards and Interpretations Not Yet Adopted

IFRS 9 - Financial Instruments [“IFRS 9”] was issued by the IASB on November 12, 2009 and will replace IAS 39 - Financial Instruments: Recognition and Measurement [“IAS 39”]. IFRS 9 replaces the multiple rules in IAS 39 with a single approach to determine whether a financial asset is measured at amortized cost or fair value and a new mixed measurement model for debt instruments having only two categories: amortized cost and fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 will be effective as at January 1, 2018 with early adoption permitted. The Company is in the process of assessing the impact of this pronouncement.

Page | 15

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Selected Quarterly Information

	Total	Profit or Loss
	Sales	Total	Per Share
Three Months Ended	[$]	[$]	[$] [9]
September 30, 2017	-	531,410 [1]	0
June 30, 2017	-	[891,218] [2]	[0.00]
March 31, 2017	-	[135,964] [3]	[0.00]
December 31, 2016	-	[444,605] [4]	[0.00]
September 30, 2016	-	[452,928] [5]	[0.00]
June 30, 2016	-	1,357,839 [6]	0.01
March 31, 2016	-	3,967,560 [7]	0.03
December 31, 2015	-	[3,768,409] [8]	[0.03]

[1] Net income of $531,410 includes income tax recovery - deferred of $778,000;

[2] Net loss of $891,218 includes income tax expense - deferred of $714,000;

[3] Net loss of $135,964 includes income tax recovery - deferred of $349,000;

[4] Net loss of $444,605 includes income tax expense - deferred of $5,199,000;

[5] Net loss of $452,928 includes administrative expenses of $361,751;

[6] Net income of $1,357,839 includes income tax recovery - deferred of $2,002,000;

[7] Net income of $3,967,560 includes income tax recovery - deferred of $4,525,000;

[8] Net loss of $3,768,409 includes income tax recovery - deferred of $1,322,120. In addition, the net loss also includes the write-down of the Almas Gold Project by $4,759,000 due to uncertainty surrounding the ownership of certain licenses; and

[9] Per share amounts are rounded to the nearest cent therefore aggregating quarterly amounts may not reconcile to year-to-date per share amounts.

Related Party Transactions

[a]  During the three and nine months ended September 30, 2017, the Company paid professional fees of $10,636 and $37,865, respectively [three and nine months ended September 30, 2016 - $10,111 and $31,694, respectively] to Marrelli Support Services Inc. [“Marrelli Support”], an organization of which Carmelo Marrelli is President. Mr. Marrelli is the CFO of Rio Novo. These services were incurred in the normal course of operations for general accounting and financial reporting matters. Marrelli Support also provides bookkeeping services to the Company. As at September 30, 2017, Marrelli Support is owed $15,815 [December 31, 2016 - $16,824]. This amount was included in accounts payable and other liabilities and was unsecured, non-interest bearing and due within 30 days.

Page | 16

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

[b] During the three and nine months ended September 30, 2017, the Company paid professional fees of$ 2,651 and $8,659, respectively [three and nine months ended September 30, 2016 - $3,154 and $9,849, respectively] to DSA Corporate Services Inc. ["DSA"], an organization of which Mr. Marrelli controls. Mr. Marrelli is also the corporate secretary and sole director of DSA. These services were incurred in the normal course of operations for corporate secretarial matters. All services were made on terms equivalent to those that prevail with arm's length transactions. As at September 30, 2017, DSA is owed $1,917 [December 31, 2016 - $6,978]. This amount was included in accounts payable and other liabilities and was unsecured, non-interest bearing and due within 30 days.

[c] At September 30, 2017, Northwestern held an aggregate of 117,037,414 ordinary shares representing approximately 65% of the issued and outstanding ordinary shares of Rio Novo. The remaining 61,716,602 ordinary shares, representing approximately 35% of Rio Novo’s issued and outstanding ordinary shares are widely held, except for 1,421,230 shares held by the other directors and officers of the Company. These holdings can change at any time at the discretion of the owner.

See also “Company Business” above with respect to loans advanced to the Company by Northwestern.

[d]  Remuneration, other than consulting fees, of directors, the CEO and CFO of the Company was as follows:

Director fees owed at September 30, 2017, amounted to $21,960 [December 31, 2016 - $20,411]. In addition, the former CEO and a current director is owed $119,168 [December 31, 2016 - $nil] for his salary while acting as the Company's CEO. These amounts are included in accounts payable and other liabilities and are due on demand, unsecured and non-interest bearing.

The amounts charged are conducted on normal market terms and are recorded at their exchange value.

Salaries and benefits

Cash payments to directors and management	Nine Months Ended September 30, 2017 $	Nine Months Ended September 30, 2016 $
Patrick Panero, President and CEO	151,503	129,835
Total	151,503	129,835

Cash payments to directors and management	Three Months Ended September 30, 2017 $	Three Months Ended September 30, 2016 $
Patrick Panero, President and CEO	57,525	46,859
Total	57,525	46,859

Page | 17

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Non-cash compensation to directors and management	Nine Months Ended September 30, 2017 $	Nine Months Ended September 30, 2016 $
Julio Carvalho, director and former CEO (*)	(86,731)	45,595
Bill Dorson, director (*)	8,556	154,336
Randolph Freiberg, director (*)	7,750	23,980
Total	(70,425)	223,911

Non-cash compensation to directors and management	Three Months Ended September 30, 2017 $	Three Months Ended September 30, 2016 $
Julio Carvalho, director and former CEO (*)	1,702	7,788
Bill Dorson, director (*)	(384)	22,504
Randolph Freiberg, director (*)	3,562	6,005
Total	4,880	36,297

(*) Non-cash compensation to directors and management includes DSU awards made to the Board of Directors and management of the Company. DSUs are marked to market at each reporting date and the cumulative change is charged to salaries and benefits.

Share-based payments

Non-cash compensation to directors and management	Nine Months Ended September 30, 2017 $	Nine Months Ended September 30, 2016 $
Julio Carvalho, director and former CEO (**)	4,975	7,751
Patrick Panero, President and CEO (**)	4,424	6,801
Bill Dorson, director (**)	4,975	7,751
Randolph Freiberg, director (**)	2,753	4,750
Carmelo Marrelli, CFO (**)	1,652	2,850
Total	18,779	29,903

Page | 18

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Non-cash compensation to directors and management	Three Months Ended September 30, 2017 $	Three Months Ended September 30, 2016 $
Julio Carvalho, director and former CEO (**)	1,395	3,067
Patrick Panero, President and CEO (**)	1,232	2,711
Bill Dorson, director (**)	1,395	3,067
Randolph Freiberg, director (**)	810	1,781
Carmelo Marrelli, CFO (**)	486	1,069
Total	5,318	11,695

(**) Includes stock options granted to the Board of Directors and management of the Company. At each reporting date, the Company recognizes as an expense the actual number of share options that are expected to vest.

Other than the above transactions, there was no other remuneration of directors or key management personnel during the three and nine months ended September 30, 2017. In accordance with IAS 24, key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, which include the CEO, CFO and directors (executive or non-executive) of the Company.

Capital Management

The Company manages its capital with the following objectives:

•	to ensure sufficient financial flexibility to achieve the ongoing business objectives including funding of future growth opportunities, and pursuit of accretive acquisitions; and
•	to maximize shareholder return.

The Company monitors its capital structure and makes adjustments according to market conditions in an effort to meet its objectives given the current outlook of the business and industry in general. The Company may manage its capital structure by issuing new shares, repurchasing outstanding shares, adjusting capital spending, or disposing of assets. The capital structure is reviewed by management and the Board of Directors on an ongoing basis. The Company considers its capital to be shareholder's equity comprising contributed capital, equity settled share-based payments reserve and deficit which at September 30, 2017 totaled $66,596,399 [December 31, 2016 - $64,992,581]. The Company manages capital through its financial and operational forecasting processes. The Company reviews its working capital and forecasts its future cash flows based on operating expenditures, and other investing and financing activities. The forecast is updated based on activities related to its exploration and evaluation assets. Information is provided to the Board of Directors of the Company.

The Company's capital management objectives, policies and processes have remained unchanged during the years ended December 31, 2016 and 2015 and for the three and nine months ended September 30, 2017. The Company is not subject to any capital requirements imposed by a lending

Page | 19

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

institution or regulatory body, other than Section 710 of the Toronto Stock Exchange (“TSX”) Company Manual which requires adequate working capital or financial resources such that, in the opinion of TSX, the listed issuer will be able to continue as a going concern. TSX will consider, among other things, the listed issuer's ability to meet its obligations as they come due, as well as its working capital position, quick asset position, total assets, capitalization, cash flow and earnings as well as accountants' or auditors' disclosures in financial statements regarding the listed issuer's ability to continue as a going concern. As of September 30, 2017, the Company may not be compliant with the requirements of the TSX. The impact of this violation is not known and is ultimately dependent on the discretion of the TSX.

Financial Risk Factors

The Company is exposed to a variety of financial risks: credit risk, liquidity risk and market risk [including interest rate and foreign exchange rate risks] as explained below.

Risk management is carried out by the Company's management team. The Board of Directors also provides regular guidance for overall risk management. There have been no changes to the risks, objectives, policies and procedures during the years ended December 31, 2016 and 2015 and three and nine months ended September 30, 2017.

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Company's credit risk is primarily attributable to cash and cash equivalents and accounts receivable included in sundry assets. Cash is held with select financial institutions in Canada, Brazil and Colombia for which management believes the risk of loss to be low.

Financial instruments included in sundry assets consist of sales tax receivable in Canada and deposits with service providers in Brazil and Colombia. Management believes that the credit risk concentration with respect to financial instruments included in accounts receivable is low.

Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they come due. The Company’s liquidity and operating results may be adversely affected if the Company’s access to the capital market is hindered, whether as a result of a downturn in stock market conditions generally or as a result of conditions specific to the Company. As at September 30, 2017, the Company had a cash and cash equivalents balance of $13,536 [December 31, 2016 - $40,609] to settle current liabilities of $4,750,113 [December 31, 2016 - $5,300,165]. All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms, except for loans payable.

The Company expects to fund its corporate costs throughout 2017 with its existing cash and cash equivalents balance, loans from related parties, if available and the sale of certain assets, if management decides to do so.

Market risk

Interest rate risk

The Company has cash balances and no debt, other than promissory notes with a fixed interest rate. The Company's current policy is to invest excess cash in Government of Canada treasury bills

Page | 20

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

and certificates of deposit at major Canadian and Brazilian chartered banks. The Company periodically monitors the investments it makes and is satisfied with their creditworthiness. As of September 30, 2017, the Company's cash and cash equivalents balance consisted of cash [December 31, 2016 - cash].

Foreign currency risk

The Company's reporting and functional currency is the United States dollar and major purchases are transacted in US dollars, Canadian dollars, Brazilian Reais and the Colombian peso. The Company funds major exploration expenses in Brazil and Colombia. Accordingly, it maintains a Brazilian Real bank account in Brazil and a Colombian peso account in Colombia.

Sensitivity analysis

As of September 30, 2017 both the carrying and fair value amounts of the Company's financial instruments are approximately equivalent due to their short-term nature.

Based on management's knowledge and experience of the financial markets, the following movements are reasonable over a nine month period:

[i] Cash balances are subject to variable interest rates. Sensitivity to a plus or minus one percentage point change in interest rates affects net loss and comprehensive loss by an immaterial amount, with all other variables held constant.

[ii]  The Company is exposed to foreign currency risk on fluctuations related to cash, accounts receivable included in sundry assets, and accounts payable and other liabilities that are denominated in Canadian dollars, Brazilian reais and the Colombian peso. Sensitivity to a plus or minus 5% change in the foreign exchange rate of the US dollar compared to all other currencies would affect net [loss] income and comprehensive [loss] income by approximately $12,000 with all other variables held constant.

The sensitivity analysis shown in the notes above may differ materially from actual results.

Commitments

In addition to commitments otherwise reported in this MD&A, the Company’s contractual obligations as at September 30, 2017 which excludes accounts payable and other liabilities of $1,998,761, include:

Contractual Obligations	Total	Up to 1 year	1 - 3 years	4 - 5 years	After 5 years

Obligations [1][2][3]	$580,000	$580,000	$nil	$nil	$nil
Total	$580,000	$580,000	$nil	$nil	$nil

[1] Other Long Term Obligations:

Detail	Up to 1 year	Total
Mineração Bom Futuro Ltda. [Re Matupá prospect]	$400,000	$400,000
Matupá Sul Mineração Ltda. [Re Matupá prospect]	$180,000	$180,000
	$580,000	$580,000

Page | 21

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

[2] The Company is currently renegotiating terms on the Matupá prospect exploration license at the Matupá Gold Project.

[3] At September 30, 2017, outstanding property option payments of $580,000 are past due.

Contingencies

The Company is party to certain management contracts. As at September 30, 2017, these contracts require that additional payments of approximately $288,462 be made upon the occurrence of a change of control. As a triggering event has not taken place, the contingent payments have not been reflected in the unaudited condensed interim consolidated financial statements. Minimum commitments upon termination of these contracts are approximately $192,308. Minimum commitments due within one year under the terms of these contracts are approximately $192,308.

On June 30, 2017, the Company announced that it has been advised that a first instance decision has been made by the Administrative Tribunal in Caldas State, Colombia in the class action proceeding commenced in 2011 by the Society of Public Improvements against the Colombian Ministry of Mines and Energy. The decision temporarily suspends activities in an area that includes the Company’s Tolda Fria project.

The Tolda Fria project has valid title from the National Mining Agency and holds the required environmental permit from Corpocaldas, the pertinent environmental regulatory agency. The Company and local counsel are reviewing the decision to determine the next course of action to pursue.

The Company’s exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

Proposed Transactions

There are no proposed transactions of a material nature being considered by the Company other than seeking a financing.

Outlook

The Company wholly-owns three gold properties [the Almas, Matupá [former Guarantã] and Tolda Fria Gold Projects]. The Almas Gold Project is in the pre-construction stage and the other two are in the advanced exploration stage. The future development and exploration activities of the Company are entirely dependent on arranging a financing.

Financial Condition

On September 30, 2017, the Company’s total assets amounted to $79,550,512, which compares to the $78,909,746 recorded on December 31, 2016. Excluding cash and certain other items, total assets are mostly composed of exploration and evaluation assets, which at September 30, 2017, totalled $73,703,062 [$73,127,817 at December 31, 2016], being $48,493,684 incurred at the Almas Gold Project [December 31, 2016 - $48,121,585], $17,375,307 incurred at the Matupá Gold Project [former Guarantã

Page | 22

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Gold Project] [December 31, 2016 - $17,359,970], and $7,834,071 incurred at the Tolda Fria Gold Project [December 31, 2016 - $7,646,262]. The Company’s total assets also included the amount of $5,679,739 [$5,688,571 - December 31, 2016] related to plant and equipment.

Continuity of the Company’s project expenditures are as follows:

Matupá Gold Project

Expenditures	Nine Months Ended September 30, 2017 $	Nine Months Ended September 30, 2016 $

Opening balance	17,359,970	17,336,500

Care and maintenance costs [1]	15,337	17,727
Total expenditures	15,337	17,727

Closing balance	17,375,307	17,354,227

[1] Includes depreciation.

Matupá Gold Project

Expenditures	Three Months Ended September 30, 2017 $	Three Months Ended September 30, 2016 $

Opening balance	17,369,412	17,348,735

Care and maintenance costs [1]	5,895	5,492
Total expenditures	5,895	5,492

Closing balance	17,375,307	17,354,227

[1] Includes depreciation.

Page | 23

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Almas Gold Project

Expenditures	Nine Months Ended September 30, 2017 $	Nine Months Ended September 30, 2016 $

Opening balance	48,121,585	42,143,545

Care and maintenance costs [1]	268,061	134,029
Property payment	104,038	nil
Definitive Feasibility Study costs	nil	64,585
Total expenditures	372,099	198,614

Closing balance	48,493,684	42,342,159

[1] Includes depreciation.

Almas Gold Project

Expenditures	Three Months Ended September 30, 2017 $	Three Months Ended September 30, 2016 $

Opening balance	48,334,725	42,284,877

Care and maintenance costs [1]	158,959	50,349
Definitive Feasibility Study costs	nil	6,933
Total expenditures	158,959	57,282

Closing balance	48,493,684	42,342,159

[1] Includes depreciation.

Page | 24

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

Tolda Fria Gold Project

Expenditures	Nine Months Ended September 30, 2017 $	Nine Months Ended September 30, 2016 $

Opening balance	7,646,262	7,439,931

Care and maintenance costs [1]	187,809	144,832
Total expenditures	187,809	144,832

Closing balance	7,834,071	7,584,763

[1] Includes depreciation.

Tolda Fria Gold Project

Expenditures	Three Months Ended September 30, 2017 $	Three Months Ended September 30, 2016 $

Opening balance	7,762,930	7,536,369

Care and maintenance costs [1]	71,141	48,394
Total expenditures	71,141	48,394

Closing balance	7,834,071	7,584,763

[1] Includes depreciation.

Risk Factors

An investment in the securities of the Company is highly speculative and involves numerous and significant risks. Such investment should be undertaken only by investors whose financial resources are sufficient to enable them to assume these risks and who have no need for immediate liquidity in their investment. Prospective investors should carefully consider the risk factors that have affected, and which in the future are reasonably expected to affect, the Company and its financial position. Please refer to the

Page | 25

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Three and Nine Months Ended September 30, 2017
Discussion dated: November 9, 2017

section entitled "Risk Factors" in the Company's MD&A for the fiscal year ended December 31, 2016, available on SEDAR at www.sedar.com.

Additional Information

Additional information relating to the Company, including its Annual Information Form, is available on SEDAR at www.sedar.com.

Page | 26